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Exhibit 10.42

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of August 23, 2002, by and among (1) Emerald Valley Kitchen, Inc., an Oregon corporation whose principal office is located at 90472 Woodruff, Eugene, Oregon 97402 ("Emerald Valley"), and Mel Bankoff, an individual and president and majority owner of Emerald Valley ("Bankoff") (Emerald Valley and Bankoff together, the "Sellers"), and (2) Monterey Pasta Company ("Buyer"), a Delaware corporation, whose principal office is located at 1528 Moffett Street, Salinas, California 93905.

        This Agreement is made in conjunction with a Royalty Agreement and Employment Agreement of even date also made by and among the parties.

        This Agreement is made under the following circumstances:

RECITALS:

        A.    Sellers are the owners of certain assets more particularly described below.

        B.    Sellers and Buyer desire that Buyer purchase and acquire from Sellers all of Sellers' respective rights, title and interest in such assets on the terms and conditions set forth in this Agreement.

        C.    Sellers and Buyer agree that Buyer has the capital and resources to promote and expand Seller's business of creating, manufacturing and distributing organic food products, and that the promotion and expansion of organic food product sales is the primary reason for Seller's agreement to sell its business to Buyer.

        D.    Sellers and Buyer acknowledge that the improper disclosure or misuse of trade secrets and confidential information related to such assets would materially adversely affect the assets, their transfer to Buyer, and Buyer's business subsequent to such transfer.

        E.    In order therefore to protect the value of such transfer for the benefit of Buyer, Sellers are willing to enter into certain covenants and agreements respecting the confidentiality of such information.

        THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

AGREEMENT:

1.    PURCHASE AND SALE OF ASSETS

        (a)    The Assets and Excluded Assets; Purchase Price.    Subject to all of the terms and conditions set forth in this Agreement, at the Closing of the Agreement as defined below Buyer agrees to purchase from Sellers, and Sellers agree to sell, convey, assign and deliver to Buyer, all of Sellers' right, title and interest in and to certain tangible and intangible property owned or used by Sellers (collectively the "Assets"). The total price to be paid for the Assets shall be $5,500,000 plus the cost of accepted inventory as specified below, to be paid in cash at the Closing, provided that the total calculated purchase price to Sellers, including the cash consideration paid at Closing and the net value of the Excluded Assets (as defined below) less liabilities of Emerald Valley at Closing other than the Lease described in subsection 1(c) below (the "Purchase price") shall not be less than $6,000,000. The Assets and the estimated portion of the Purchase Price to be paid to Emerald Valley for each of them at the Closing are set forth below; all assets of Emerald Valley not listed below are excluded from the sale to Buyer (the "Excluded Assets"). The Assets include:

    (i)
    All inventory of Emerald Valley acceptable to Buyer at book cost equal to $243,991 on the date of closing.

    (ii)
    All equipment used in the business of Emerald Valley: $75,000.00.

    (iii)
    All trademark and trade name rights to incorporating the name "Emerald Valley Kitchen": $25,000.00.

    (iv)
    Recipes, formulas and processing technology for Emerald Valley products: $25,000.00.

    (v)
    All customer lists of Emerald Valley: $10,000.00.

    (vi)
    Non-competition and confidentiality agreements set forth in section 6 below: $25,000.00.

    (vii)
    Goodwill: $5,340,000.00.

        (b)    Conditions to Payment.    Payment by Buyer of the purchase price of the Assets is conditioned upon the satisfaction of the following conditions (the "Conditions to Payment") at the time of the Closing:

    (i)
    All representations and warranties of Sellers made herein shall be true and correct as if made at the closing.

    (ii)
    Sellers shall have provided all necessary technology and know-how pertaining to the Assets. All recipes shall be provided to Buyer at the time of closing.

    (iii)
    There shall have been no breach by Sellers of Sellers' covenants hereunder.

    (iv)
    Emerald Valley shall have taken all steps required by applicable law to approve the Agreement. The Board of Directors of Buyer and shareholders of Emerald Valley shall have approved the Agreement.

    (v)
    Sellers shall have obtained all required approvals, consents and authorizations of third parties to the transaction.

    (vi)
    Buyer and Sellers shall have entered into the Royalty Agreement and Employment Agreement referred to in the second paragraph hereof.

    (vii)
    Buyer shall have completed a due diligence review of the Assets and business of Sellers satisfactory to Buyer in its sole discretion.

        (c)    No Assumption of Liabilities; Lease.    Buyer does not assume any liabilities and/or contracts associated with Sellers or any of the Assets, other than the existing building and land lease at 90472 Woodruff, Eugene, Oregon at its current terms (the "Lease"); any future modifications of the Lease shall be mutually agreed to by Buyer and Bankoff. Any and all other liabilities and obligations of Sellers, or related to the Assets, shall remain the liabilities and obligations of Sellers, and Sellers shall pay, perform or discharge such liabilities and obligations, and remain solely responsible for their payment and performance when due.

        The foregoing notwithstanding, Buyer agrees to honor Sellers' purchase orders for ingredients and supplies entered into in the ordinary course of Sellers' business for delivery after Closing and which have not been included in inventory. Buyer also agrees to honor Sellers' sale orders for deliveries to Sellers' customers entered into in the ordinary course of Sellers' business in accordance with the agreed upon terms. Buyer shall have the right to inspect Sellers' books and records prior to Closing relating to unfilled sales and purchase orders.

        (d)    Taxes.

    (i)
    Sellers shall pay any and all of Sellers' federal, state and local taxes which result from the transactions contemplated by this Agreement, including all items of depreciation recapture and investment tax credit recapture, all state or local sales or use taxes which may be due, and Sellers' share, prorated as of date of Closing, of state and local personal property taxes pertaining to the Assets.

    (ii)
    Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind with respect to the Assets or Sellers' business relating to the period before the date of closing.

        (e)    Additional Consideration.    Buyer agrees to pay additional consideration to the Sellers for the Assets as follows:

    (i)
    Pursuant to the terms of the Royalty Agreement.

    (ii)
    For the five years following Closing at the rate of 50% of excess actual Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") from the Organic Business Segment, that is, all organic product produced at the Emerald Valley facility in Eugene, Oregon, or its co-packer(s) ("Segment") above each annual estimate provided in Exhibit "A" attached hereto. Sales of organic products produced at another packing plant pursuant to a production contract using the Emerald Valley Kitchen's label shall be included in the Segment. For purposes of calculation, each of the first through fifth years after Closing will be examined as a discrete period, with no accumulation of results from prior years. Each calculation will take place within 30 days after the end of each such 12 month period and any payment due will be payable within ten days after the calculation date. For purposes of measurement, the first 12 month period will begin August 26, 2002, the first day of Buyer's ninth accounting period and will end with the last day of the Buyer's accounting period 52 weeks afterward. Future measurement periods beyond the first year calculation will be based on the Buyer's 52 or 53 week accounting cycle as it varies from time to time.

2.    CLOSING

        (a)    Time and Place.    The closing of the sale of the Assets shall take place August 23, 2002 at 90472 Woodruff, Eugene, Oregon 97402, upon the satisfaction of the Conditions to Payment (the "Closing"). Upon satisfaction of the Conditions to Payment, the Buyer shall pay to Sellers the Purchase Price specified in subsection 1(a).

        (b)    Brokers' Fees.    Buyer shall be responsible for payment of the fees of Monterey Bay Corporate Development. Sellers shall be responsible for payment of the fees of MergeWest Capital, LLC. Except for such fees, Sellers and Buyer, and each of them, hereby represent that they have not dealt with any broker or salesperson in connection with this transaction and no commission is payable or shall be paid as a result of this Agreement. Sellers shall indemnify, defend, and hold Buyer, and Buyer shall indemnify, defend and hold Sellers, free and harmless from any liability for any claims for commissions, referral fees, or finder's fees asserted by any third party with respect to the Agreement.

3.    TERMINATION OF AGREEMENT

        (a)    This Agreement shall terminate automatically, unless otherwise agreed to in writing by the parties, in the event the Conditions to Payment are not satisfied and the Closing has not occurred, on or before August 23, 2002.

        (b)    In the event of a termination of this Agreement as provided above, neither Buyer nor Sellers thereafter shall have any responsibility under this Agreement to the other except the duty to maintain confidentiality of information exchanged by the parties, and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

4.    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers represent and warrant to Buyer as follows:

        (a)    Ownership of Assets.    Sellers have good and marketable title to the Assets, including any contract rights included therein, subject to no lien, third party right or claim, charge, security interest, liability, obligation, restriction, encumbrance or title defect of any kind, and all right, claim, title and interest in and to the Assets is being sold, assigned, transferred and conveyed to Buyer effective as of the Closing, free of any and all such interests. Except as provided in this Agreement, Sellers have full power and authority to sell and transfer the Assets without the consent or approval of any other person or authority, and, subject to the provisions of this Agreement, will transfer the Assets to Buyer at the Closing free of liens, encumbrances, restrictions or adverse claims or interests.

        (b)    Organization and Authority.    Emerald Valley is a corporation duly organized, validly existing and in good standing under the laws of Oregon. Sellers have all necessary power and authority to own, use and convey the Assets.

        (c)    Enforceability.    This Agreement and any documents referenced in it to be delivered by Sellers shall be duly executed and, when delivered as provided in this Agreement: (i) will constitute the legal, valid and binding obligations of Sellers, enforceable in accordance with their respective terms; (ii) do not and will not violate or conflict with, result in a breach or default under, or give any person or entity any right to terminate or modify any contract, agreement or commitment of any kind applicable to Sellers or to any of the Assets; (iii) do not and will not violate, conflict with, result in a breach or default under, or give any person or entity any right to terminate or modify any order, writ, judgment, decree, license, permit, approval, or authorization of any kind applicable to Sellers, or to any of the Assets; (iv) do not and will not violate or conflict with any law, statute, rule, or regulation of any kind applicable to Sellers or to any of the Assets; and (v) do not and will not result in the creation or imposition of any lien, third party right or claim, charge, security interest, liability, restriction, encumbrance or title defect of any kind against or with respect to any of the rights, properties, and assets of Sellers, including the Assets.

        (d)    No Undisclosed Liabilities.    Sellers (i) did not have, as of the date of this Agreement, any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, which are material to the condition, title or operation of the Assets purchase orders for ingredients and supplies incurred in the ordinary course of Sellers' business; (ii) shall not incur following the date of this Agreement, any such debts, liabilities or obligations; and (iii) were not, as of the date of this Agreement, or since such date have not become, a party to any contract or agreement that may materially adversely affect the condition, title or operation of the Assets.

        (e)    Transactions Not Prohibited.    The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or allow the acceleration of the obligations of Sellers under, any lease, license, promissory note, indenture, mortgage, deed of trust, insurance policy or other instrument, arrangement, or agreement to which Sellers are parties or to which Sellers or any of the Assets is subject, nor will such consummation conflict with any license, certificate, permit or franchise held by Sellers. The use of the Assets by Buyer will not violate, conflict with or infringe any intellectual property or other rights of any third party.

        (f)    Compliance with Laws.    Sellers have all licenses, permits and authorizations necessary for the lawful operation or use of the Assets pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and divisions having, asserting or claiming jurisdiction over the Assets. Sellers are not in violation of any laws or regulations, the violation of which would have a material adverse effect on the Assets.

        (g)    Legal Proceedings.    There is no pending or threatened action, suit, proceeding, claim or arbitration, nor any pending or threatened investigation by any governmental agency, affecting the Assets, or relating to the transactions contemplated by this Agreement. There is no outstanding order, writ, injunction or decree of any court, government or governmental agency affecting the Assets.

        (h)    Employment Matters.    Sellers shall pay all payroll obligations owing or accruing to Emerald Valley's employees through Closing, including employment taxes, retirement contributions, accrued sick leave and/or vacation pay, or other benefits owing to Emerald Valley's employees. Emerald Valley's employees shall be notified of this sale as of the date of Closing and that the employees may apply for employment with Buyer upon the terms described in section 7(c).

        (i)    Truth at Closing.    All representations and warranties contained in this Section 4 will be true at the Closing, as if made as of the date of Closing, except to the extent of any changes or events specifically authorized by this Agreement. There is no fact, event or circumstance known to Sellers and not fully, accurately and completely disclosed to Buyer which may reasonably be anticipated to have a material adverse effect on the Assets.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Sellers as follows:

        (a)    Organization.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and qualified to do business in the State of California.

        (b)    Authority.    Buyer has the power and authority to enter into and perform its obligations under this Agreement and to own, use and operate its rights, properties and assets and to conduct its business.

        (c)    Transactions Not Prohibited.    The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or allow the acceleration of the obligations of Buyer under any lease, license, promissory note, indenture, mortgage, deed of trust, insurance policy or other instrument, arrangement, or agreement to which Buyer is a party or to which Buyer or any of its assets is subject, nor will such consummation conflict with any license, certificate, permit or franchise of any public authority held by Buyer.

        (d)    Enforceability.    This Agreement and any documents described herein to be delivered by Buyer at the Closing shall be duly executed and, when delivered as provided in this Agreement: (i) will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms; (ii) do not and will not violate or conflict with, or result in a breach or default under any contract, agreement, writ, judgment, decree, license, permit, approval or authorization of any kind applicable to Buyer.

        (e)    Truth at Closing.    All representations and warranties contained in this Section 5 will be true the Closing, as if made on the date of Closing, except to the extent of any changes or events specifically authorized by this Agreement.

6.    COVENANTS OF SELLERS

        Sellers make the following covenants to and for the benefit of Buyer:

        (a)    Covenant Not to Compete.    Sellers jointly and severally covenant and agree that they will not, for a five-year period commencing on the date of this Agreement, directly or indirectly, engage in, own, manage, operate, finance, participate in, provide services for, have an interest in, or otherwise be involved in any business arrangement with any person, firm, partnership, corporation, or business, whether as an employee, officer, director, agent, security holder, creditor, consultant, shareholder, partner, trustee, joint venturer, broker, distributor, sales representative or in any other capacity, that engages in the production, sale, or distribution of product lines now produced by the Buyer or the Sellers. The foregoing notwithstanding, Sellers shall not be prohibited from owning debt or equity instruments issued by a publicly traded company so long as Sellers' total interests in such entity do not exceed 5-percent of any class of stock (including conversion rights) of such publicly traded company.

        (b)    Confidential Information.    Sellers acknowledge and agree that they possess confidential information related to the Buyer and the Assets, the improper disclosure or misuse of which would materially adversely affect the ability of Buyer to make use of the Assets, and that Sellers' covenants and agreements contained in this section are in furtherance of and ancillary to the purchase and sale transactions contemplated by this Agreement and are reasonable and necessary to preserve and protect the Assets. The confidentiality provisions of this section shall survive the Closing of this Agreement.

        Sellers, and any agent or representative of them, shall not, without prior permission of the Buyer, disclose any proprietary information relating to the Buyer, the Assets or any product line now produced by the Buyer or Sellers ("Confidential Information"), such as, but not limited to, formulas, specifications, manufacturing methods, documentation produced, business affairs, future plans, process information, customer lists, and any other information which is a valuable, special and unique asset of the Buyer or the Assets, and which shall include any other information represented by the Buyer, its officers or agents to Sellers as confidential. Confidential Information shall not include information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Buyer.

        Sellers agree that they will not at any time or in any manner, either directly or indirectly, use any Confidential Information for their own benefit, and that they will protect such information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. If it appears that Emerald Valley or Bankoff has disclosed (or has threatened to disclose) Confidential Information in violation of this Agreement, the Buyer shall be entitled to an injunction to restrain any of them from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. The Buyer shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages.

        In the event Buyer does not purchase the Assets, the provisions of this Paragraph 6(b) shall apply only to Confidential Information provided directly or indirectly by Buyer to Sellers.

        (c)    No Further Negotiations by Sellers.    During the pendency of the Closing, so long as this Agreement has not been terminated as provided in section 3, Sellers agree that they will not, directly or indirectly, offer the stock of Emerald Valley or any of the Assets to, solicit or entertain offers for them from, negotiate for their sale, or make information concerning them available to, any third party, other than sales of completed products in the ordinary course of business.

        (d)    Emerald Valley Kitchen.    Sellers acknowledge and agree that, from and after the closing of the Agreement, Buyer will own and retain all trademark and trade name rights in the name "Emerald Valley Kitchen." Sellers covenant and agree that Sellers (i) will not use or attempt to use the name "Emerald Valley Kitchen" in advertising or marketing, as a trademark or trade name, or in any other manner or for any other purpose not consistent with the rights to such name transferred to the Buyer by this Agreement, and (ii) within 120 days after Closing, will amend the articles of incorporation of Emerald Valley to change its name to a name other than Emerald Valley Kitchen, Inc. and provide proof of such amendment to Buyer.

        (e)    Access.    To permit Buyer to conduct its due diligence investigation, Sellers will permit Buyer and its representatives to have reasonable access to the Assets, the premises in which Sellers conducts the business of Emerald Valley and all of Emerald Valley's books, records and personnel files, and will furnish to Buyer financial data, operating data, and other information concerning Emerald Valley or its business, as Buyer shall reasonably request.

        (f)    Conduct of Business; Interim Operations.    Until the Closing or termination of this Agreement, Sellers will conduct the business of Emerald Valley in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships with its employees, customers, suppliers and others with whom it has a business relationship, preserve and protect the Assets, and conduct the business in compliance with all applicable laws and regulations.

        (g)    Covenants Reasonable; Remedies for Breach.    The covenants of Sellers contained in this section 6 are reasonable in duration and scope. In the event of a breach of these covenants by Sellers, or any of them, Buyer shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys' fees and all costs incurred to enforce these covenants.

7.    COVENANTS OF BUYER

        Buyer makes the following covenants for the benefit of Sellers each of which shall survive Closing of this Agreement:

        (a)    Confidential Information.    Until the Closing has occurred or this Agreement has been terminated, Buyer will hold in confidence, and will not use to the detriment of Sellers, any data and information obtained from Sellers in connection with this Agreement. Upon termination of this Agreement for any reason, Buyer shall return promptly to Sellers all printed information received by Buyer from Sellers in connection with the proposed transaction and deliver to Seller or destroy all copies of such printed material which may have been made by Buyer or its representatives.

        In the event Buyer does not purchase the Assets, Buyer shall not, without prior permission of Sellers, disclose any proprietary information relating to Sellers, the Assets or any product line now produced by Sellers including but not limited to formulas, methods, specifications, manufacturing methods, recipes, documentation produced, business affairs, future plans, process information, customer lists or any other information which is a valuable, special and unique asset of Sellers or the Assets including any information represented by Sellers, its officers or agents to Buyer as confidential (collectively, "Sellers' Confidential Information"). Sellers' Confidential Information shall not include any other information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Sellers.

        Buyer agrees that it will not at any time or in any manner, either directly or indirectly, use any of Sellers' Confidential Information for its own benefit, and that it will protect such information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement. If it appears that buyer has disclosed (or has threatened to disclose) Sellers' Confidential Information in violation of this Agreement, Sellers shall be entitled to an injunction to restrain Buyer from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. Sellers shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

        (b)    Promotion and Development.    Buyer agrees that it will promote and develop the sales and distribution of organic food products including those included in the Segment and shall provide sufficient resources to promote and develop the sales of organic food products.

        (c)    Continued Employment.    Buyer agrees to offer employment to Emerald Valley's current employees in a good faith attempt to maintain continued employment for as many of Emerald Valley's employees as possible. It is acknowledged that all such employees hired by Buyer shall be hired "at will" and no Emerald Valley employee shall have any rights to continued employment with Buyer. Subject to this section, Buyer agrees to provide compensation and fringe benefits to Emerald Valley employees retained by Buyer at levels at least as beneficial to such employees as was previously provided by Sellers.

        Sellers have maintained a Self-Directed Employee Plan (SEP) for the benefit of Emerald Valley employees to which Sellers have contributed annually up to 15% of the gross salaries of Emerald Valley employees entitled to participate in the SEP. Buyer and Sellers mutually covenant and agree that they will in good faith, consistently with the principle expressed in the preceding paragraph, on or before September 30, 2002, negotiate, agree upon and implement a cash bonus program for Emerald Valley employees retained by Buyer which, taken together with the benefit provided by Buyer's 401k Plan, will replace the dollars associated with the previous SEP benefit provided by Emerald Valley.

        (d)    Donation for Charitable Causes.    Buyer agrees to continue Emerald Valley's commitment to donate 1-percent of gross sales from the conduct of the Emerald Valley business (Segment) to humanitarian and environmental charities. A committee of four Emerald Valley Segment employees will be established by October 30, 2002 to select the charitable recipients to be reviewed by the Chairman of the Board of Directors of Buyer.

8.    INDEMNIFICATION

        (a)    Sellers.    Sellers covenant and agree to indemnify, hold harmless and defend Buyer, its successors in interest and assigns and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives from and against (i) all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of Sellers set forth in this Agreement; (ii) all losses, damages, costs and expenses relating to, arising out of or attributable to any lien, third party right, third party claim, charge, security interest, liability, obligation, restriction, encumbrance or title defect of any kind with respect to any of the Assets; (iii) all liabilities of Sellers; and (iv) attorneys' fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to any matter referred to in clauses (i)-(iii) of this subsection 8(a). In the event that Buyer sustains any liability, loss, damage or expense which is covered by Sellers' indemnification under this paragraph, Buyer may elect to offset the same against any amount then payable to Sellers under this Agreement or the Royalty Agreement.

        (b)    Buyer.    Except as otherwise provided in this Agreement, Buyer agrees to defend, indemnify and hold harmless the Sellers against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, agreements and covenants of Buyer set forth in this Agreement. Buyer agrees, in addition to any other rights or remedies of Sellers, to defend, indemnify and hold Sellers harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys' fees and court costs) arising out of or resulting from, or in connection with any complaint, claim or legal action whatsoever, whether foreseen or unforeseen, alleging damages, death, illness, injury or damage to property, resulting from any use of the Assets by Buyer after the date of Closing of this Agreement.

        (c)    Notice of Claims.    If any third party claim is asserted relating to any liability specified in Sections 8(a) or 8(b), the party against which such claim is made shall promptly give notice of such claim to the indemnifying party and the indemnifying party shall have the sole right, at its, his or her own expense, to contest or to compromise and settle such claim.

9.    MISCELLANEOUS

        (a)    Professional Expenses.    Buyer and Sellers shall be responsible to pay the fees of their respective attorneys, accountants and consultants incurred in connection with the Agreement.

        (b)    Further Execution and Delivery.    Sellers shall execute and/or deliver all such items, articles, bills of sale, assignments, releases and other documents and instruments as Buyer or any of its successors in interest or assigns may at any time request to further and more completely evidence and confirm the sale, assignment, transfer and conveyance to Buyer pursuant to this Agreement of all of Sellers' right, claim, title and interest in and to the Assets and the Lease, subject to no liens, third party rights, third party claims, liabilities, encumbrances or title defects of any kind.

        (c)    Notification.    All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows, or when received by confirmed fax as follows:

To the Buyer:	Monterey Pasta Company 1528 Moffett Street Salinas, CA 93905 Attention: R. Lance Hewitt Chief Executive Officer Phone: (408) 753-6262 Fax: (408) 753-6257
To Sellers:	Mel Bankoff President Emerald Valley Kitchen 90472 Woodruff P.O. Box 23236 Eugene, Oregon 97402 Phone: (541) 688-3297 Fax: (541) 485-2016

        (d)    Survival of Terms.    All representations, warranties and covenants (including but not limited to covenants relating to competition and confidentiality) contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the parties hereto shall be continuous and shall survive the execution of the Agreement, the Closing and the delivery of any documents transferring title to the Assets and the Lease to Buyer pursuant to the Agreement.

        (e)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

        (f)    Captions and Terms.    The captions used in the Agreement are for convenience of reference only and shall not be considered part of it nor limit or otherwise affect the meaning of any of its provisions. Usage of the singular or plural number or the masculine, feminine or neuter gender shall include the others, as the context may require.

        (g)    Waivers.    No waiver or failure of enforcement by Sellers or Buyer of any term or condition of this Agreement shall be effective unless in writing, nor shall it operate as a waiver of any other breach of such term or condition or of any other term or condition.

        (h)    Binding Effect.    The terms and conditions of the Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties, but are not intended, nor shall the Agreement be construed, to confer any enforceable rights on any person not a party to the Agreement or such person's successors or assigns.

        (i)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        (j)    Entire Agreement.    Except for the Royalty and Employment Agreements referred to in the second paragraph hereof, this Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties concerning its subject matter, including but not limited to the Letter of Intent dated August 1, 2002.

        (k)    Mediation of Disputes.    Any controversy arising out of the performance of this Agreement or regarding its interpretation is subject to a good faith effort at resolution through non-binding mediation before any complaint (whether a civil complaint in court or a complaint in arbitration) may be filed. Mediation is a process in which parties attempt to resolve a dispute by submitting it to an impartial, neutral mediator who is authorized to facilitate the resolution of the dispute but who is not empowered to impose a settlement on the parties. The mediation fee, if any, shall be paid one-half by Sellers and one-half by Buyer. The parties agree to limit the admissibility in any subsequent litigation or proceeding of anything said, any admissions made, and any documents prepared, in the course of mediation, consistent with California Evidence Code section 1152.5.

        IF ANY PARTY COMMENCES A COURT ACTION OR AN ARBITRATION PROCEEDING BASED ON A DISPUTE OR CLAIM TO WHICH THIS SECTION APPLIES WITHOUT FIRST ATTEMPTING TO RESOLVE THE MATTER IN GOOD FAITH THROUGH MEDIATION, THEN THAT PARTY SHALL NOT BE ENTITLED TO RECOVER ATTORNEY'S FEES EVEN IF THEY WOULD OTHERWISE BE AVAILABLE TO THAT PARTY IN A SUBSEQUENT COURT ACTION OR ARBITRATION PROCEEDING.

        (l)    Arbitration of Disputes Following Mediation.    Any controversy or claim arising out of, or relating to this Agreement, or its making, performance, or interpretation, which is not resolved through the mediation process required by the preceding section, shall be resolved by arbitration conducted in Monterey County in accordance with the rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Such award may be appealed to any appellate court having jurisdiction over the matter to the same extent that an appeal would be permissible from a civil judgment. The arbitrators selected shall be persons experienced in general corporate matters and business agreements, and shall make their awards based upon the principles of California law. The parties shall have the right to discovery and the arbitration proceeding shall be reported by a certified court reporter.

        BY THEIR EXECUTION OF THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION. ADDITIONALLY, THE PARTIES ARE GIVING UP ANY RIGHTS THEY OTHERWISE POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL; PROVIDED, HOWEVER, THE PARTIES ARE NOT GIVING UP THEIR RIGHT TO APPEAL THE DECISION OF THE ARBITRATOR(S). IF ANY PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES' AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

        (m)    Assignment.    This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. No party may assign this Agreement, in whole or in part, without the written consent of all other parties, provided, however, that the Buyer may assign this Agreement without such consent to a successor in interest of the Buyer or in connection with any merger, consolidation, sale of all or substantially all of the Buyer's assets or any other transaction in which more than fifty percent

(50%) of the Buyer's voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

        (n)    Interpretation.    Sellers have been given the opportunity to retain counsel of their own choosing for purposes of this Agreement, and either have done so or have elected not to do so, as they see fit. This Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

        (o)    Disclosure.    The parties mutually agree not to disclose the terms of this Agreement except by news release in a form mutually agreed to by the parties, by Form 8K as required by NASDAQ or Securities and Exchange Commission reporting requirements to which Buyer is subject, or except as required by court order. If disclosure is required, the disclosing party agrees to notify the other party in advance of the content of the information being disclosed and to whom the disclosure is being made.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

Date: August 23, 2002	MONTEREY PASTA COMPANY
	By:	/s/ R. LANCE HEWITT R. Lance Hewitt Chief Executive Officer
Date: August 23, 2002	EMERALD VALLEY KITCHEN, INC.
	By:	/s/ MEL BANKOFF Mel Bankoff President
Date: August 23, 2002	By:	/s/ MEL BANKOFF Mel Bankoff

SPOUSAL CONSENT

        I, /s/ MARTHA BLANCHET, do hereby acknowledge that I have read the foregoing Asset Purchase Agreement and know of its contents. I am aware by its provisions that my spouse has agreed to sell to Monterey Pasta Company all right and interest in and to certain assets which may be assets of the marital community and as to which I therefore may have a community interest. I hereby approve of the terms of the Agreement.

Date: August 23, 2002

EXHIBIT A

ESTIMATES OF EARNINGS BEFORE TAXES, DEPRECIATION AND AMORTIZATION
(Subsection 1(e) of the Agreement)

	2002–03	2003–04	2004–05	2005–06	2006–07
EBITDA (dollars in 000s)	979	1,178	1,404	1,675	2,001

QuickLinks

  Exhibit 10.42
ASSET PURCHASE AGREEMENT
SPOUSAL CONSENT
  EXHIBIT A
ESTIMATES OF EARNINGS BEFORE TAXES, DEPRECIATION AND AMORTIZATION (Subsection 1(e) of the Agreement)